Exhibit 10.37
SEPARATION AGREEMENT
This SEPARATION AGREEMENT (this “Agreement”), by and between Tribune Media Company, a Delaware corporation (the “Company”), and Peter Liguori (the “Executive”), dated as of January 24, 2017, sets forth the terms and understandings regarding the Executive’s separation from service from the Company.
WHEREAS, the Executive currently serves as President and Chief Executive Officer and as a member of the Board of Directors of the Company pursuant to the terms and conditions of an Employment Agreement with the Company, dated as of January 1, 2016 (the “Employment Agreement”);
WHEREAS, the Executive and the Company have mutually agreed that it is in the mutual interests of the parties that the Executive shall resign from his positions with the Company and its affiliates as set forth in this Agreement;
WHEREAS, the Executive and the Company wish to settle their mutual rights and obligations arising under the Employment Agreement and otherwise in connection with the Executive’s service with the Company and the Executive’s separation from such service; and
WHEREAS, the Executive and the Company agree to the following payments, benefits and other terms and conditions in connection with the Executive’s separation from service with the Company.
NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, including the restrictive covenants, the Company and the Executive hereby agree as follows:
1.Separation from the Company. Effective at 5:00 p.m. New York Time on the later of (i) February 28, 2017 and (ii) the date of the Company’s earnings release and investor conference call for the fourth quarter and year ended December 31, 2016 (the “Separation Date”), the Executive hereby resigns as President and Chief Executive Officer and as a member of the Board of Directors of the Company, from employment with the Company and each of its subsidiaries and affiliates by which he is employed and from any position, including as an officer or director, that he holds with any of the Company’s subsidiaries or affiliates. The Executive shall promptly execute any additional documentation the Company may request to reflect any such resignation.
2.    Duties and Compensation Prior to the Separation Date. During the period from the date hereof to the Separation Date, the Executive shall undertake in good faith to effect a smooth and effective transition of his duties and responsibilities to the successor designated by the Board and perform the other duties and responsibilities of his positions and shall continue to be compensated in accordance with the terms and conditions of his Employment Agreement, including receiving equity grants in February 2017 in accordance with Section 3(c)(i) thereof.
3.    Separation Payments and Benefits. The Company agrees that, in connection with his resignation at the Separation Date, the Executive is entitled to the benefits set forth in Section 4(c) of the Employment Agreement. For the avoidance of doubt, the actual benefits payable in accordance with such provisions are set forth below:
(a)    Separation Payment. The Company shall pay the Executive an amount equal to two times the sum of (A) the Executive’s current base salary of $1,600,000, plus (B) the Executive’s target bonus amount of $1,500,000, which equals an aggregate sum of $6,200,000 (the “Separation Payment”). The Company shall pay the Separation Payment to the Executive in substantially equal installments consistent with the Company’s payroll practices during the twenty-four (24) month period immediately following the Separation Date, except that, because the Executive is a “specified employee” within the meaning of Section 409A, any portion of the Separation Payment that would otherwise have been payable to Executive prior to the date that is six (6) months after the Separation Date shall be delayed and paid in a single lump sum on the date that is six months and one day after the Separation Date.

(b)    Continuation of Health Benefits. During the twenty-four (24) months following the Separation Date, the Executive shall be entitled to receive health and dental insurance benefits under the terms of the applicable Company benefit plans, to the extent that the Company continues to provide such insurance benefits for its employees, so long as the Executive pays the amount required for participation in such plans to the same extent that active employees of the Company are required to pay for such benefits from time to time. Notwithstanding the immediately preceding sentence, (i) the Executive’s right to such continuation coverage shall end upon the Executive’s becoming eligible for comparable coverage under another employer’s benefit plans and (ii) if and to the extent that the provision of such continuation coverage in accordance with the immediately preceding sentence (A) is not permitted under the terms of the Company benefit plans or (B) would result in an adverse tax consequence to the Company under the Patient Protection and Affordable Care Act or other applicable law, in either such case, the Company may alternatively provide the Executive with a cash payment in an amount equal to the applicable COBRA premium that the Executive would otherwise be required to pay to obtain COBRA continuation coverage for such benefits for such period (minus the cost of such benefits to the same extent that active employees of the Company are required to pay for such benefits from time to time).
(c)    2016 Annual Bonus. To the extent that the annual bonus payable to the Executive for his services in 2016 under, and subject to the terms and conditions specified in, Section 3(b) of the Employment Agreement shall not have been paid at the Separation Date, such annual bonus shall be paid to the Executive promptly following the Separation Date, but in no event later than March 15, 2017.
(d)    Outstanding Equity Awards.
(i)    Stock Options. Each of the installments of any stock option award granted to the Executive and outstanding at the Separation Date that would have become vested in the ordinary course solely on the basis of the passage of time and the continued performance of services by Executive on or before the second anniversary of the Separation Date shall become vested as of the Separation Date. All of the Executive’s stock options that are outstanding and vested at the Separation Date (including those that vest in accordance with the immediately preceding sentence) shall remain exercisable until the first anniversary of the Separation Date.
(ii)    Restricted Stock Units. Each of the installments of any restricted stock unit award granted to the Executive and outstanding at the Separation Date that would have become vested in the ordinary course solely on the basis of the passage of time and the continued performance of services by Executive on or before the second anniversary of the Separation Date shall become vested as of the Separation Date.
(iii)    PSUs. With respect to performance share unit awards granted to the Executive and outstanding at the Separation Date, other than the supplemental performance units award granted pursuant to Section 3(c)(ii) of the Employment Agreement (the “Supplemental PSU Award”), a pro-rated portion of each such performance share unit award (each, a “Pro-Rated PSU Award”) shall be eligible to become vested to the extent that the performance objectives are attained with respect to the applicable performance period, with such pro-rated portion determined by multiplying (A) the number of PSUs subject to such grant that would have vested based on actual performance of the applicable performance period had the Executive then continued to be employed by the Company by (B) the ratio of the number of days from and including the first day of the fiscal year as of which the corresponding performance period commenced until and including the Separation Date compared to the total number of days in the three fiscal year period constituting the applicable performance period. For the avoidance of doubt, any Pro-Rated PSU Award that is outstanding at the date that a Change in Control of the Company occurs shall be deemed to vest as of the date of such Change in Control assuming that the applicable performance objectives were achieved at their target level of performance.
(iv)    Supplemental PSUs. Because the performance period applicable to the Supplemental PSU Award would end on or prior to the first anniversary of the Separation Date, the Supplemental PSU Award shall remain outstanding following the Separation Date and shall become vested, if at all, on the same terms and conditions as would have applied had the Executive remained employed until the end of such performance period.

(v)    Other Provisions Relating to Equity Awards. Any equity award granted to the Executive and outstanding at the Separation Date that has not become vested at, or which is not eligible to become vested as provided in this Section 3(d) after, the Separation Date shall be forfeited at the Separation Date. For the avoidance of doubt, Annex A to this Agreement sets forth the effect of the provisions of this Section 3(d) with regard to the Executive’s stock options, restricted stock units and performance unit awards that are outstanding as of the date of this Separation Agreement, including the portions thereof that will become vested, or that will remain eligible to vest, in accordance with this Separation Agreement at the Separation Date and that will be forfeited at the Separation Date. Except as otherwise expressly provided in this Section 3(d) of this Separation Agreement, each of the Executive’s equity awards outstanding at the Separation Date, including the Supplemental PSU Award and any awards granted in accordance with Section 2 of this Separation Agreement, shall be governed by the terms of the Company’s applicable equity incentive compensation plans and award agreements pursuant to which such awards were issued to the Executive.
(e)    Accrued Obligations. The Executive shall also be entitled to payment (i) for any accrued but unpaid Base Salary and any unreimbursed expenses eligible for reimbursement under Section 3(e) of the Employment Agreement, in each case accrued or incurred, through the Separation Date and with regard to expenses timely submitted for reimbursement, as soon as practicable, and in all events within 30 days, following the Separation Date, (ii) for any benefits explicitly payable to the Executive as a terminated employee under any other benefit plans, programs or arrangements applicable (including vacation pay) in which Executive participates, other than severance plans or policies and (iii) as otherwise expressly required by applicable law.
(f)    Indemnification. The Executive shall be entitled to be indemnified and held harmless by the Company in accordance with the terms and conditions set forth in Section 3(f) of the Employment Agreement.
(g)    No Mitigation. As provided in Section 4(i) of the Employment Agreement, (i) the Executive shall not have any duty to mitigate the amounts identified as payable under this Agreement by seeking new employment or self-employment following his separation from service and (ii) except as specifically otherwise provided in Section 3(b) of this Agreement, there shall be no offset against the amounts payable pursuant to the Employment Agreement and described in this Section 3 on account of any remuneration attributable to later employment, consultancy or other remunerative activity of the Executive.
(h)    Release of Claims. The rights, payments and benefits to be provided to the Executive under the Employment Agreement in connection with his separation, as outlined in this Section 3 of this Separation Agreement, are conditioned upon the Executive having provided an irrevocable waiver and release of claims in favor of the Company, its subsidiaries and affiliates, their respective predecessors and successors, and all of the respective current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing (collectively, the “Released Parties”), in the form attached hereto as Exhibit A, that has become effective in accordance with its terms within 55 days following the Separation Date.
4.    Covenants in Favor of the Company. The Executive agrees and acknowledges that the covenants in favor of the Company set forth in Sections 5 through 10 of the Employment Agreement shall continue in full force and effect in accordance with the terms of such provisions following the Separation Date, and shall be enforceable as provided in Section 11 of the Employment Agreement. Notwithstanding the foregoing, effective as of the Separation Date, the definition of Competitive Activities as set forth starting after the words “engage in” in Section 5(a)(i) of the Employment Agreement shall be revised as follows:
activities or businesses on behalf of any independent non-network local broadcast group (including without limitation by owning any interest in, managing, controlling, participating in, consulting with, advising, rendering services for, or in any manner engaging in the business of owning, operating or managing any such independent non-network local broadcast group), in any geographic location in which the Company engages (or in which the Company has been actively planning to engage) as of the date of termination of Executive’s employment, that competes directly with the Company and its subsidiaries, and any other Affiliates of the Company (“Competitive Activities”)

5.    Cooperation and Other Provisions. The Executive agrees and acknowledges that his obligations under Section 13 of the Employment Agreement to cooperate with the Company shall continue in full force and effect following the Separation Date. The parties confirm and acknowledge that Sections 14 through 24 of the Employment Agreement shall continue in full force and effect and shall apply equally to this Separation Agreement as if incorporated herein by reference and made a part hereof.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of January 24, 2017.

TRIBUNE MEDIA COMPANY
By:    /s/ Eddie Lazarus
Name: Eddie Lazarus
Title: Executive Vice President, General Counsel,
Chief Strategy Officer & Corporate Secretary

EXECUTIVE
By:    /s/ Peter Liguori
    Peter Liguori

Exhibit A

GENERAL RELEASE AND
COVENANT NOT TO SUE
TO ALL TO WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW that:
1.    Peter Liguori (“Executive”), on his own behalf and on behalf of his descendants, dependents, heirs, executors and administrators and permitted assigns, past and present (“Executive Related Parties”), in consideration for the amounts payable and benefits to be provided to him under the Employment Agreement, dated as of January 1, 2016, between Tribune Media Company, a Delaware corporation (the “Company”), and Executive (the “Employment Agreement”), and as specified identified in the Separation Agreement dated as of January 24, 2017 (the “Separation Agreement”), hereby covenants not to sue or pursue any litigation against, and waives releases and discharges the Company, its Affiliates (as defined in the Employment Agreement), their predecessors, and successors, and all of their respective current or former directors, officers, employees, shareholders, partners, members, agents or representatives, managers, employees, trustees (in their official and individual capacities), employee benefit plans and their administrators and fiduciaries (in their official and individual capacities) of any of the foregoing (collectively, the “Releasees”), from any and all claims, demands, rights, judgments, defenses, complaints, actions, charges or causes of action whatsoever, of any and every kind and description, whether known or unknown, accrued or not accrued, that Executive ever had, now has or shall or may have or assert as of the date of this General Release and Covenant Not to Sue against the Releasees relating to Executive’s employment with the Company or the termination thereof or Executive’s service as an officer or director of the Company or its Affiliates or the termination of such service, including, without limiting the generality of the foregoing, any claims, demands, rights, judgments, defenses, actions, charges or causes of action related to employment or termination of employment or that arise out of or relate in any way to the Age Discrimination in Employment Act of 1967 (“ADEA,” a law that prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, all as amended, and other federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, all claims under federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys’ fees and costs (collectively, “Claims”) (the “Release”); provided, however, that nothing herein shall release the Company from (i) any of its obligations to Executive under the Employment Agreement (including, without limitation, its obligation to pay the amounts and provide the benefits specified in the Separation Agreement that are conditioned upon the effectiveness of this General Release and Covenant Not to Sue) or the Supplemental PSU Agreement (as defined in the Employment Agreement); (ii) any rights Executive may have in respect of accrued vested benefits under the employee benefit plans of the Company and its subsidiaries, including any rights under any equity-based compensation plan as identified in the Separation Agreement, or rights in respect of any benefit plans, including the right to continued health benefits coverage specified in the Separation Agreement; (iii) any rights Executive may have to indemnification under the Employment Agreement, the Company’s by-laws, other applicable law, or any insurance coverage or other benefits under any directors and officers insurance or similar policies; or (iv) any rights Executive and the Executive Related Parties may have to obtain contribution as permitted by applicable law in the event of an entry of judgment against Executive and the Company as a result of any act or failure to act for which Executive and the Company are held jointly liable.
2.    Executive further agrees that this General Release and Covenant Not to Sue may be pleaded as a full defense to any action, suit or other proceeding for Claims that is or may be initiated, prosecuted or maintained by Executive or Executive’s heirs or assigns. Executive understands and confirms that he is executing this General Release and Covenant Not to Sue voluntarily and knowingly, but that this General Release and Covenant Not to Sue does not affect Executive’s right to claim otherwise under ADEA. In addition, Executive shall not be precluded by this General Release and Covenant Not to Sue from filing a charge with any relevant federal, state or local administrative agency, but Executive agrees to waive his rights with respect to any monetary or other financial relief arising from any such administrative proceeding.

A-1

3.    In furtherance of the agreements set forth above, Executive hereby expressly waives and relinquishes any and all rights under any applicable statute, doctrine or principle of law restricting the right of any person to release claims that such person does not know or suspect to exist at the time of executing a release, which claims, if known, may have materially affected such person’s decision to give such a release. In connection with such waiver and relinquishment, Executive acknowledges that he is aware that Executive may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those that Executive now knows or believes to be true, with respect to the matters released herein. Nevertheless, it is Executive’s intention to fully, finally and forever release all such matters, and all claims relating thereto, that now exist, may exist or theretofore have existed, as specifically provided herein. The parties hereto acknowledge and agree that this waiver shall be an essential and material term of the release contained above. Nothing in this paragraph is intended to expand the scope of the release as specified herein.
4.    The Company’s offer to Executive of this General Release and Covenant Not to Sue and the payments and benefits set forth in the Employment Agreement and identified specifically in the Separation Agreement are not intended as, and shall not be construed as, any admission of liability, wrongdoing or improper conduct by the Company. Executive acknowledges that Executive has not filed or caused to be filed any complaint, charge, claim or proceeding, against any of the Releasees before any local, state, federal or foreign agency, court or other body (each individually a “Proceeding”). Executive represents that Executive is not aware of any basis on which such a Proceeding could reasonably be instituted. Executive (i) acknowledges that Executive will not initiate or cause to be initiated on his behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law; and (ii) waives any right Executive may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the EEOC.
5.    Notwithstanding anything else contained in this General Release and Covenant Not to Sue, the Employment Agreement, the Separation Agreement or any other agreement between the Executive and the Company or any of its Affiliates to the contrary, including, without limitation, Section 1 hereof or Section 6 of the Employment Agreement, nothing in any such agreement limits or shall be construed to limit (i) Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”), (ii) Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company or (iii) Executive’s right to receive an award for information provided to any Government Agencies.
6.    Executive acknowledges that he has been offered but declined a period of time of at least 21 days to consider whether to sign this General Release and Covenant Not to Sue, which Executive has waived, and the Company agrees that Executive may cancel this General Release and Covenant Not to Sue at any time during the seven days following the date on which this General Release and Covenant Not to Sue has been signed (the “Revocation Period”). Executive acknowledges and agrees that he has entered into this General Release and Covenant Not to Sue knowingly and willingly and has had ample opportunity to consider the terms and provisions of this General Release and Covenant Not to Sue. Executive further acknowledges that Executive has read carefully this General Release and Covenant not to sue, has been advised by the Company to, and has in fact, consulted an attorney, and fully understands that by signing this General Release and Covenant Not to Sue Executive is giving up certain rights which he may have to sue or assert a claim against any of the Releasees. In order to cancel or revoke this General Release and Covenant Not to Sue, Executive must deliver to the Board of Directors of the Company written notice stating that he is canceling or revoking this General Release and Covenant Not to Sue during the Revocation Period. If this General Release and Covenant Not to Sue is timely canceled or revoked, none of the provisions of this General Release and Covenant Not to Sue shall be effective or enforceable, and the Company shall not be obligated to make the payments to Executive or to provide Executive with the benefits identified in the Employment Agreement or in the Separation Agreement, unless and until the requirements with respect thereto are met. Executive acknowledges that, even if this General Release and Covenant Not to Sue is not executed or is canceled or revoked by him, the provisions of the Employment Agreement that otherwise by their terms survive termination of Executive’s employment shall remain in full force and effect.

A-2

7.    The invalidity or unenforceability of any provision or provisions of this General Release and Covenant Not to Sue shall not affect the validity or enforceability of any other provision of this General Release and Covenant Not to Sue, which shall remain in full force and effect. This General Release and Covenant Not to Sue sets forth the entire agreement of Executive and the Company in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this General Release and Covenant Not to Sue. The validity, interpretation, construction and performance of this General Release and Covenant Not to Sue shall be governed by the laws of the State of New York without regard to its conflicts of law principles, and the provisions of Sections 16, 17 and 21 of the Employment Agreement shall apply mutatis mutandis.
IN WITNESS WHEREOF, Executive has caused this General Release and Covenant Not to Sue to be executed as of the date shown below.
EXECUTIVE
/s/ Peter Liguori
Peter Liguori
Date: January 24, 2017

A-3